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                                                                   Exhibit 10.21

                                   SUMMARY OF
                          ALPHA NATURAL RESOURCES, INC.
                          DIRECTOR COMPENSATION POLICY

Effective as of March 10, 2005, the Board of Directors of Alpha Natural Resources, Inc. (the "Company") approved payment of the fees set forth below to be paid to independent directors of the Company for their services on the Company's Board of Directors (the "Board") and committees of the Board ("Committees"):

(i)    $30,000 annual retainer for service on Board;
(ii) $10,000 annual retainer for additional service as Chairman of the Audit Committee;
(iii) $2,000 annual retainer for additional service as Chairman of any Committee other than the Audit Committee;
(iv)   $2,000 per-meeting fee for attendance at Board meetings; and
(v) $2,000 per-meeting fee for in-person attendance and $1,000 per-meeting fee for telephonic attendance at Committee meetings.